FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2004

Evolving Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-24081	84-1010843
(Commission File Number)	(I.R.S. Employer Identification No.)

9777 Mt. Pyramid Court, Suite 100, Englewood, Colorado 80112

(Address of principal executive offices)                           (Zip Code)

Registrant’s telephone number, including area code: (303) 802-1000

Not applicable

(Former name or former address, if changed since last report.)

Item 4. Changes in Registrant’s Certifying Accountant.

On July 9, 2004, the Audit Committee and the Board of Directors of Evolving Systems, Inc. (the “Company”) approved the decision to change the Company’s independent registered public accounting firm.  The Company’s Board of Directors, upon the recommendation of the Audit Committee, dismissed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) and appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the current fiscal year ending December 31, 2004.

The reports of PricewaterhouseCoopers on the Company’s consolidated financial statements as of and for the years ended December 31, 2003 and 2002 did not contain any adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principle.  During the two most recent fiscal years and through July 9, 2004, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to PricewaterhouseCoopers’ satisfaction, would have caused PricewaterhouseCoopers to make reference to the subject matter of the disagreement in connection with its reports on the Company’s consolidated financial statements for such years.  During the two most recent fiscal years and through July 9, 2004, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided PricewaterhouseCoopers with a copy of the foregoing disclosures and has requested that PricewaterhouseCoopers furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not PricewaterhouseCoopers agrees with the above statements.  Attached hereto as Exhibit 16 is PricewaterhouseCoopers’ response letter.

During the two most recent fiscal years and through July 9, 2004, the Company has not consulted with KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company or oral advice was provided that KPMG concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(V) of Regulation S-K.

Item 7.  Financial Statements and Exhibits

(c)  Exhibit 16.  Letter of PricewaterhouseCoopers LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Evolving Systems, Inc.

Dated: July 15, 2004	By:	/s/ STEPHEN K. GARTSIDE, JR.
Stephen K. Gartside, Jr.

Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
16	Letter of PricewaterhouseCoopers LLP